Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of October 3, 2012 (the “Separation Date”), by and between Martin E. Welch III (“Executive”) and Visteon Corporation (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party.

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Termination of Employment. Effective as of the Separation Date, Executive’s employment and status as an officer with the Company and its affiliates (including, without limitation, as Executive Vice President and Chief Financial Officer of the Company) will terminate and Executive will cease to be an employee and officer of any and all of the foregoing. In addition, effective as of as the Separation Date, Executive hereby resigns from any and all directorships Executive may hold with the Company’s affiliates. Executive agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he will be treated for all purposes as having so resigned as of the Separation Date, regardless of when or whether he executes any such documentation. As used in this Agreement, the term “affiliate” means any entity controlled by, controlling, or under common control with, the Company.

2. Accrued Benefits. The Company will pay and provide to Executive the following payments and benefits:

(a) Salary and Vacation Pay. Within ten calendar days after the Separation Date, the Company will issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date.

(b) Expense Reimbursements. Within 60 days following the Separation Date, the Company will reimburse Executive for any reasonable unreimbursed business expenses actually and properly incurred by Executive in connection with carrying out his duties with the Company through the Separation Date, which expenses will be submitted by Executive to the Company with supporting receipts and/or documentation no later than 30 calendar days after the Separation Date.

3. Severance Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “General Release”) and the effectiveness of that General Release as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in Section 1 of this Agreement and continues to comply with his obligations pursuant to Sections 5 and 6 of this Agreement, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a) Lump Sum Cash Payment. The Company will pay to Executive a severance payment in cash in the amount of $618,000, payable in a single lump sum.

(b) Pro-Rata Bonus. The Company will pay to Executive the amount of Executive’s annual incentive bonus, if any, for the 2012 performance period, which will be earned and payable based on actual results in accordance with the terms of the Company’s applicable annual incentive plan as if Executive’s employment had not terminated (and with any subjective criteria deemed satisfied at target), except that such incentive bonus amount, if any, will be prorated based on the fraction the numerator of which will be the number of days employed during 2012 before the Separation Date and the denominator of which will be 365 days. Any such prorated annual incentive bonus will be paid to Executive at the same time that 2012 annual incentive bonuses are paid to other senior executives of the Company and in any event no later than March 15, 2013.

(c) Equity Awards. The Parties acknowledge that Exhibit B provides a complete and accurate listing of all outstanding restricted stock, stock options and performance stock units held by Executive as of the Separation Date (respectively, the “Restricted Stock”, “Options” and “PSUs”, and collectively, the “Equity Awards”), along with the applicable vesting dates for the Equity Awards. As of the Separation Date,

(i)	the 5,966 vested Options that were granted on October 17, 2011 and became vested on April 17, 2012 will remain exercisable by Executive until October 3, 2013 (the date that is 365 days after the Separation Date) and, in addition, the remaining 5,967 Options granted on October 17, 2011 that would otherwise have become vested only if Executive’s employment had continued until October 17, 2012 will be treated as having vested as of the Separation Date and will remain exercisable by Executive until October 3, 2013;

(ii)	Executive will vest in 12,533 of the shares of Restricted Stock that were granted on February 28, 2012 (such number being a pro rata portion of the shares of Restricted Stock granted on such date based on the number of months between the date of grant of such Restricted Stock and the Separation Date);

(iii)	Executive will vest in a pro rata portion of the PSUs (based on the number of months between the date of grant of such PSUs and the Separation Date), if any, which will be earned based on actual results as determined in accordance with the applicable award agreement, which PSUs, if any, will be paid to Executive between January 1 and March 15, 2015; and

(iv)	the Equity Awards (or portions thereof) that remain unvested after the application of Section 3(c)(i),(ii), and (iii) above (which include, for the avoidance of doubt, all of the Options that were granted on February 28, 2012, and the remainder of the shares of Restricted Stock that were granted on February 28, 2012 and that are not vested pursuant to Section 3(c)(ii)) will automatically be forfeited without further action by the Parties, and will be of no further force or effect, as of the Separation Date.

(d) COBRA Benefits. If Executive elects to continue medical and dental coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay, on Executive’s behalf, the COBRA premium contribution for twelve months, which premiums will be included in Executive’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Executive’s other compensation for this purpose (after which, Executive may continue at his sole expense in accordance with the requirements of COBRA). Company contributions will cease after twelve months or when Executive becomes covered under another plan, whichever is earlier.

(e) Other Benefits. The Company will (i) provide Executive with outplacement services for a period of six months following the Separation Date and at a cost to the Company of not more than $25,000, such services to be provided by an outplacement services firm selected by the Company and in accordance with the Company’s practices as in effect on the Separation Date, (ii) pay to Executive $6,250 in a single lump within 30 calendar days after the Separation Date, which amount represents the unspent portion of Executive’s flexible perquisite allowance for 2012, and (iii) (A) deem Executive, solely with respect to service on and after January 1, 2012, to have reached his SERP Eligibility Date and to be entitled to receive the balance in his notional account consisting of the sum of company contributions and deemed interest or investment gain or loss, as provided in Article IV of the Visteon Corporation 2010 Supplemental Executive Retirement Plan, (B) deem Executive to be fully vested in the balance of his notional accounts under the Visteon Corporation Savings Parity Plan, and (C) pay such amounts, less applicable withholding taxes, to Executive on the first day of the seventh month following separation from service, or as soon thereafter as practicable.

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 28 days following the Separation Date (the “Release Period”), Executive will have executed and delivered the General Release to the Company and the General Release will have become effective and irrevocable in accordance with its terms. If Executive fails to execute and deliver the General Release to the Company, or if the General Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms during the Release Period, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Effect on other Arrangements. Executive acknowledges that the payments and arrangements contained in this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms under any plan, program, policy or practice or contract or agreement of the Company, including without limitation the provisions of the 2010 Visteon Executive Severance Plan and of the Executive Officer Change in Control Agreement between Executive and the Company dated October 17, 2011 (the “Change in Control Agreement”) and that the Company has no further obligations to Executive under the terms of the 2010 Visteon Executive Severance Plan or the Change in Control Agreement.

6. Restrictive Covenants

(a) Non-Compete; Non-Solicitation. Executive agrees that for a period beginning on the Separation Date and ending on the first anniversary of the Separation Date, Executive will not, without the prior written consent of the Chairman of the Board or the Chief Executive Officer of the Company, (i) engage in or perform any services of a similar nature to those performed by Executive at the Company for any other corporation or business which is primarily engaged in the design, manufacture, development, promotion or sale of climate, instrument and door panels or electronic components for the automotive industry within North America, Latin America, Asia, Australia or Europe in competition with the Company or any of the Company’s subsidiaries or Affiliates, or any joint ventures to which the Company or any of the Company’s subsidiaries or Affiliates are a party (“Competing Business”), (ii) otherwise engage in any Competing Business, including, without limitation, by diverting or attempting to divert from the Company, or any of its subsidiaries or affiliates, any business whatsoever, by influencing or attempting to influence, or soliciting or attempting to solicit any of the customers of the Company or any of its subsidiaries or affiliates (or any potential customers with whom the Company or any of its subsidiaries or affiliates had business contact in the preceding year) with whom Executive may have dealt at any time during his employment by Company, or concerning whom Executive obtained information described in Section 6(b) through his employment with the Company; (iv) recruit, solicit, hire, attempt to hire or assist any other person to hire any employee of the Company or any of its subsidiaries or affiliates or any person who was an employee of any of the foregoing in the six months immediately preceding the Separation Date, or solicit or encourage any employee of any of the foregoing to terminate employment; or (v) otherwise assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.

(b) Confidential Information. Executive agrees that Executive will not, at any time after the Separation Date, divulge, furnish or make available to any person any confidential knowledge, information or materials, whether tangible or intangible, regarding proprietary matters relating to the Company, including, without limitation, trade secrets, customer and supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company except (i) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by Executive not permitted hereunder, and (ii) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.

(c) Non-Disparagement. Executive agrees to refrain from publishing or providing any oral or written statements about the Company or its subsidiaries or affiliates, or any of such entities’ officers, employees or directors that are disparaging, slanderous, libelous, defamatory, injurious to their business or financial interests, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness. Subject to Executive’s continuing obligations to comply with the confidentiality covenants of Section 6(b), nothing in this Section 6 will preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation before participating in any such proceedings. The Company and its officers and directors will not publish or provide any oral or written statements about Executive that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about Executive’s business or personal affairs, or that constitute an intrusion into Executive’s private life, or that give rise to unreasonable publicity about Executive’s private life, or that place Executive in a false light before the public, or that constitute a misappropriation of Executive’s name or likeness. Nothing herein will preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

7. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above (other than Section 3(b)) are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code. Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service, or (2) the date of Executive’s death. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c) Severability. In construing this Agreement, if any portion of this Agreement is found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns. Except as provided in the next sentence, the Company may not assign this Agreement or delegate any of its obligations hereunder without the prior written consent of Executive. The Company, however, will cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume this Agreement expressly in writing and to expressly agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Final and Entire Agreement; Amendment. This Agreement (including Exhibit B), together with the General Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Representation By Counsel. Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice before the execution of this Agreement and the General Release. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes. Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and the General Release. If any ambiguity or question of intent or interpretation arises, this Agreement and the General Release will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g) Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties will be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (i) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding will be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (ii) consents that any such Proceeding may and will be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (iv) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 7(h) hereof, and (v) agrees that nothing in this Agreement will affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

(h) Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company: Visteon Corporation, One Village Center Drive, Van Buren Township, MI 48111, Attention: General Counsel;

or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

VISTEON CORPORATION

By:	/s/ Timothy D. Leuliette
Its:	President and Chief Executive Officer

EXECUTIVE

/s/ Martin E. Welch III
MARTIN E. WELCH III

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is entered into by and between Martin E. Welch III (the “Executive”) and Visteon Corporation (the “Company”) as of October 3, 2012.

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of October 3, 2012.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company will provide Executive with the benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of October 3, 2012 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement. Executive agrees that he is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 2 and 3 of the Separation Agreement.

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Claims Released by Executive. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Visteon Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Visteon Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Visteon Group’s equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Visteon Group or the separation of Executive’s employment with the Visteon Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that

Executive may have against the Visteon Group as of the date he signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Visteon Group from (i) any obligation under the Separation Agreement, including without limitation Section 3 of the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan, including the Company’s 401(k) plan, that were vested as of the Separation Date; and (iii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 3 of the Separation Agreement. The Company acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against Executive with respect to any cause, matter or thing which is the subject of the release under Section 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and Executive may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

6. Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

7. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21 day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Visteon Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

8. Revocation. Executive has a period of seven calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 7(h) of the Separation Agreement, and this Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

9. Miscellaneous. This Release is the complete understanding between Executive and the Visteon Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Visteon Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Visteon Group to carry out the provisions of this Release.

11. Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

VISTEON CORPORATION

By:
Its:

EXECUTIVE

MARTIN E. WELCH III

EXHIBIT B

Equity Awards

Date of Grant	Type of Equity Award	Outstanding Shares on Separation Date (PSUs shown at target)	Vesting Date	Exercise Price of Options
2/28/2012	Restricted Stock	10,254	2/28/2013	—
2/28/2012	Restricted Stock	10,255	2/28/2014	—
2/28/2012	Restricted Stock	10,255	2/28/2015	—
10/17/2011	Options	5,966	4/17/2012	$49.45
10/17/2011	Options	5,967	10/17/2012	$49.45
2/28/2012	Options	3,889	2/28/2013	$53.57
2/28/2012	Options	3,889	2/28/2014	$53.57
2/28/2012	Options	3,890	2/28/2015	$53.57
2/28/2012	PSUs	12,043	12/31/2014	—

B-1